Exhibit 99.1

Key Technology Announces 2006 Second Quarter Results

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the second quarter of fiscal 2006 ended March 31, 2006.

Net sales for the three-month period ended March 31, 2006 totaled $20.0 million, compared with $18.3 million in the same quarter last year. The net loss for the second quarter was $61,000, or $0.01 per diluted share, compared with net earnings of $62,000, or $0.01 per diluted share, in the same period a year ago.

Net sales for the six months ended March 31, 2006 were $39.2 million compared with $32.8 million for the comparable period in fiscal 2005. The Company reported a net loss for the fiscal 2006 six-month period of $571,000, or $0.11 per diluted share, compared with a net loss of $380,000, or $0.08 per diluted share, for the six-month period in fiscal 2005.

Ron Burgess, Chief Financial Officer, commented, “While we are not pleased with the bottom line results for the second quarter, we are very encouraged by our fifth consecutive quarter of year-over-year growth in orders and the resulting growth in shipments. We are continuing to invest in our future and the growth opportunities we see before us. As we do so, our short-term net income performance will reflect the cost of these investments."

Gross profit for the second quarter of fiscal 2006 was $7.6 million compared to $6.9 million in the corresponding period last year. As a percentage of sales, gross profit was 37.9% compared to 37.6% in the second quarter of fiscal 2005. For the 2006 six-month period, gross profit was $14.6 million compared to $12.2 million for the same period of fiscal 2005, or 37.4% and 37.1% as a percentage of sales, respectively. Burgess further commented: "Although the Company showed a slight improvement over the prior periods for both the quarter and the six months, its gross margin is very sensitive to the sales mix between Automated Inspection Systems, Process Systems, and Parts and Service. The actual mix was not as favorable as the Company anticipated going into the quarter."

Operating expenses for the quarter ended March 31, 2006 were $7.8 million, or 39.0% of sales, compared to $6.6 million, or 36.2% of sales, in the same quarter last year. Operating expenses for the six months ended March 31, 2006 were $15.7 million, or 40.1% of sales, compared to $13.1 million, or 39.8% of sales, for the corresponding period of fiscal 2005.

“The growth in operating expenses over the prior year is driven primarily by the investment in two of our growth initiatives; a sales office in China and SYMETIX, our pharmaceutical business unit, and the addition of senior and middle management talent to drive and support our growth. Of the $1.2 million increase in operating expenses over the corresponding quarter in 2005, approximately $700,000 was compensation related, an investment we believe is necessary to drive realization of Key’s growth potential and provide the leadership necessary to ultimately lower our cost of doing business. In addition, we incurred $250,000 of stock compensation expense associated with the adoption of SFAS 123(R),” commented Burgess.

New orders received during the second quarter were $27.3 million, compared to $24.5 million in the same period last year. Both Process Systems and our Parts and Service business showed strong growth in orders over the corresponding quarter in 2005, while comparative Automated Inspection Systems orders were down. The Company’s backlog at the end of the quarter was $23.3 million and carries a mix that is weighted more toward Process Systems and Parts and Service than to Automated Inspection Systems, compared to $21.6 million one year ago and $15.8 million at the beginning of the second quarter.

Burgess concluded, “We ended our second quarter with strong order volume, which positions us to continue to fund investments we are making in product development and new markets to further increase revenues. With the opening of our sales office in China and the corresponding expansion of our business there into food markets, we are encouraged by the number of opportunities we are pursuing. While we are still in the early phases of our pharmaceutical initiative, the feedback from customers and potential customers continues to validate our decision to pursue growth in this market area as well. We are confident that the path we are on is the right one for long term sustainable growth in revenue and earnings.”

Conference Call
The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, May 4th. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	inadequate internal controls over financial reporting could result in an inability to accurately report the Company’s financial results.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Net sales	$19,956	$18,269	$39,152	$32,840
Gross profit	7,567	6,864	14,645	12,169
Operating expenses
Selling and marketing	3,643	3,106	7,264	6,137
Research and development	1,483	1,176	2,973	2,516
General and administrative	2,326	2,003	4,776	3,769
Amortization of intangibles	334	333	669	664
Total operating expenses	7,786	6,618	15,682	13,086
Earnings (loss) from operations	(168)	254	(927)	(904)
Earnings (loss) before income taxes	(93)	53	(866)	(678)
Net earnings (loss)	(61)	62	(571)	(380)
Net earnings (loss) per common share
- basic	$(0.01)	$0.01	$(0.11)	$(0.08)
- diluted	$(0.01)	$0.01	$(0.11)	$(0.08)
Weighted average common and common equivalent shares outstanding
- basic	5,201	5,009	5,194	5,001
- diluted	5,201	5,191	5,194	5,001

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31,	September 30,
	2006	2005
	(in thousands)

Cash and cash equivalents	$10,842	$13,181
Trade accounts receivable and notes receivable, net	10,850	10,828
Inventories	15,840	14,860
Total current assets	41,984	42,741
Property, plant and equipment, net	4,537	4,264
Goodwill and other intangibles, net	8,056	8,733
Total assets	55,688	57,527
Current portion of long-term debt and capital lease obligations	3	1,121
Total current liabilities	14,677	15,231
Long-term debt, less current portion	---	1,199
Shareholders' equity	$40,735	$40,471

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161